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Exhibit 11

                 STANLEY FURNITURE COMPANY, INC.
      SCHEDULE OF COMPUTATION OF EARNINGS PER COMMON SHARE
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997
              (In thousands, except per share data)
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                                        1997      1996       1995

Net income used in calculating
  basic and diluted earnings per
  common share:

Continuing operations................  $11,587   $8,740     $3,889
Discontinued operations..............               246
  Net income.........................  $11,587   $8,986     $3,889


Basic earnings per common share:

Weighted average shares outstanding..    4,197    4,722      4,727
Basic earnings per common share:

Continuing operations................  $  2.76   $ 1.85     $  .82
Discontinued operations..............               .05
  Basic earnings per common share....  $  2.76   $ 1.90     $  .82

Diluted earnings per common share:

Weighted average shares outstanding..    4,197    4,722      4,727
Add net incremental shares issuable
  upon exercise of stock options.....      442      223

    Weighted average number of shares
      used in calculating diluted
      earnings per common share......    4,639    4,945      4,727

Diluted earnings per common share:

Continuing operations................  $  2.50   $ 1.77     $  .82
Discontinued operations..............               .05
  Diluted earnings per common share..  $  2.50   $ 1.82     $  .82
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